SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 31, 2009
Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

1775 Sherman Street, Suite 3000, Denver, CO  80203
Address of Principal Executive Offices

303-860-5800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2009, the Compensation Committee of Petroleum Development Corporation determined the short-term incentive compensation terms (“STI”) for the 2009 year for the CEO and other executive officers of the Company.  The short-term incentive plan provides the potential for an annual bonus to each of the executive officers based on both Company and personal performance criteria.  Forty percent of the bonus will be determined by the Company's minimum liquidity target, as defined below; twenty percent of the bonus will be determined by cash flow per share; and the remaining forty percent of the bonus will be determined by the Compensation Committee in its discretion based upon an evaluation by the Committee of the performance of each respective executive during the year.  Bonus determinations between the milestones will be calculated pro-rata. The following table summarizes the criteria to be used in determining the bonus amounts:

Criteria	Lower Threshold Amount	Target Bonus	Maximum Bonus	Percent of Total Maximum Bonus
Minimum Liquidity	$10 million below	Minimum Liquidity Target	$20 million above	40%
Cash Flow per Share	$6.50	$7.80	$9.00	20%
Discretionary evaluation	Compensation Committee Determination			40%

Minimum Liquidity will be measured at December 31, 2009.  The formula for measuring Minimum Liquidity is as follows:  net cash provided by operating activities; minus capital expenditures; plus cash generated from dispositions; plus the actual unused revolving commitment as of December 31, 2009 on the Company’s revolving bank line of credit. The Minimum Liquidity Target will be the revolving commitment under the Company’s  revolving bank line of credit (after redetermination of the Company’s  borrowing base  expected in the near future and the related change in the Company’s aggregate revolving commitment, if any), minus the outstanding revolving credit loan amount on December 31, 2008 ($194.5 million).  The lower threshold amount will be $10 million below the Minimum Liquidity Target and the Maximum Bonus will be $20 million above the Minimum Liquidity Target.

Notwithstanding the above, for Darwin L. Stump, a named executive officer, 100% of his STI for 2009 will be at the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:	April 6, 2009

By:	/s/ Richard W. McCullough
Richard W. McCullough
Chairman and Chief Executive Officer